Exhibit 2.3

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Second Amendment”) is made and entered into as of February 15, 2018, by and between (i) DEXTERA SURGICAL, INC., a Delaware corporation formerly known as “Cardica, Inc.” (“Seller”) and (ii) AESCULAP, INC., a California corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually each as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated December 11, 2017 (the “Purchase Agreement”), as amended by a First Amendment to Asset Purchase Agreement dated January 8, 2018, providing for, among other things, the sale, transfer, conveyance, assignment and delivery by Seller to Buyer of substantially all of the assets of Seller in connection with a proposed sale under Section 363 of Chapter 11 of Title 11 of the United States Bankruptcy Code, on the terms and conditions set forth therein and subject to the approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to the terms of the Purchase Agreement, the Closing must occur as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII thereof (the “Closing Conditions”), and in any event no later than three (3) days therefrom;

WHEREAS, in Paragraph 35 of its Order Under 11 U.S.C. § 105, 363, 503 And 507 (A) Authorizing Asset Purchase Agreement With Aesculap, Inc., (B) Authorizing Sale Of Debtor’s Assets Free And Clear Of Interests, (C) Authorizing Assumption And Assignment Of Certain Of The Debtor’s Executory Contracts, and (D) Granting Related Relief [D.I. 160], the Bankruptcy Court authorized the extension of the Closing if mutually agreed in writing by the Parties; and

WHEREAS, the Parties desire to agree that the Closing shall occur on a date certain, assuming that all of the Closing Conditions have been waived or satisfied thereon, as provided herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

1.      Background. The Background provisions set forth above (including, but not limited to, the defined terms set forth therein) are hereby incorporated by reference in this Second Amendment and made a part hereof as if set forth in their entirety in this Section 1.

2.      Capitalized Terms. Any capitalized terms used in this Second Amendment without definition shall have the meanings ascribed to those terms in the Purchase Agreement.

3.     Closing of Contemplated Transactions. The Parties agree that, notwithstanding anything contained in Section 8.1 of the Purchase Agreement or elsewhere therein, the Closing shall occur on February 20, 2018; provided, that all Closing Conditions have been satisfied or waived by the Parties.

4.      Applicable Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

5.      Ratification of Purchase Agreement. Except as modified and amended by this Second Amendment, the Purchase Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.

6.       Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Either Party may deliver an executed copy hereof electronically by facsimile transmission or in Portable Document Format (PDF) to the other Party and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Second Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Second Amendment on their behalf as of the day and year first above written.

SELLER:

DEXTERA SURGICAL INC.

By:      /s/ Julian Nikolchev

        Name: Julian Nikolchev

        Title:   President & CEO

BUYER:

AESCULAP, INC.

By:     /s/ Charles A. Dinardo

        Name:  Charles A. DiNardo

        Title:    President

and

By:     /s/ Keith Moser

        Name:  Keith Moser

        Title:    Vice President of Corporate Financial
                     and IT Services

Signature Page to Second Amendment to Asset Purchase Agreement